As filed with the Securities and Exchange Commission on April 19, 2019

Registration No. 333-_______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ASURE SOFTWARE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2415696 (I.R.S. Employer Identification No.)

3700 N. Capital of Texas Hwy #350

Austin, Texas 78746

(Address, including zip code, of Registrant’s principal executive offices)

Asure Software, Inc. 2018 Incentive Award Plan

(Full title of the plan)

Patrick Goepel

Chief Executive Officer

Asure Software, Inc.

3700 N. Capital of Texas Hwy #350

Austin, Texas 78746

(512) 437-2700

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Katheryn A. Gettman, Esq.

Messerli & Kramer P.A.

100 South Fifth Street, Suite 1400

Minneapolis, Minnesota 55402

Telephone: (612) 672-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01(1)	740,000	$7.99	$5,912,600.00	$716.61

(1)	Each share of common stock includes an associated preferred stock purchase right.
(2)

All of the shares of common stock are offered under the Asure Software, Inc. 2018 Incentive Award Plan (“Plan”). Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional shares that may be issuable under the Plan by reason of any stock split, stock dividend or similar transactions

(3)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the price is based on the average of the high and low price of registrant’s common stock on April 16, 2019 as quoted on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Commission by Asure Software, Inc. (the “Company”) are incorporated by reference herein:

(1)	The Annual Report on Form 10-K for the year ended December 31, 2018;

(2)	The Notification of Late Filing on Form 12b-25 filed March 19, 2019.

(3)

All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed);

(4)	The description of common stock contained in the Registration Statement on Form 8-A filed on March 31, 1992, including any amendment or report filed for the purpose of updating this description; and.

(5)

The description of certain rights in connection with each outstanding share of our common stock contained in the Registration Statement on Form 8-A/A filed on April 19, 2019, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than documents or information deemed to have been “furnished” and not “filed”) after the date hereof and before the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors for monetary damages for a breach of their fiduciary duty of care as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief.

Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law. As permitted by the DGCL, our certificate of incorporation provides that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in our certificate of incorporation are not exclusive.

We have also entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Restated Certificate of Incorporation (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 11, 2017).
4.2	Third Amended and Restated Bylaws (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the SEC on November 9, 2018).
4.3	Specimen Certificate for the Common Stock (Incorporated by reference to Registrant’s Registration Statement on Form S-3 filed with the SEC on December 13, 2012).
4.4	Second Amended and Restated Rights Agreement dated as of April 17, 2019 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the SEC on April 19, 2019).
5.1	Legal Opinion of Messerli & Kramer P.A. (filed herewith).
23.1	Consent of Marcum LLP (filed herewith).
23.2	Consent of Messerli & Kramer P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1	Asure Software, Inc. 2018 Incentive Award Plan (filed herewith).

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 19, 2019.

ASURE SOFTWARE, INC.

By: /s/ Patrick Goepel
     Patrick Goepel, Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Asure Software, Inc. hereby constitutes and appoints Patrick Goepel and Kelyn Brannon, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick Goepel	Chief Executive Officer and Director	April 19, 2019
Patrick Goepel	(Principal Executive Officer)

/s/ Kelyn Brannon	Chief Financial Officer (Principal	April 19, 2019
Kelyn Brannon	Financial and Accounting Officer)

/s/ David Sandberg	Chairman of the Board of Directors	April 19, 2019
David Sandberg

/s/ Daniel Gill	Director	April 19, 2019
Daniel Gill

/s/ Bradford Oberwager	Director	April 19, 2019
Bradford Oberwager

/s/ Adrian Pertierra	Director	April 19, 2019
Adrian Pertierra

/s/ J. Randall Waterfield	Director	April 19, 2019
J. Randall Waterfield